-SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2007
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GENERAL STEEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)
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STATE OF NEVADA	333-105903	412079252
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

100020
(Zip Code)

Kuntai International Mansion Building, Suite 2315, Yi No 12, Chao Yang Men Wai Ave.,
Chao Yang District, Beijing 100020, China
(Address of Principal Executive Offices)

+ 86 (10) 58797346
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 18, 2007, the board of directors of General Steel Holdings, Inc. (“the Company”) entered into a Purchase Agreement with Victory New Holdings Limited, a British Virgin Islands registered company (“the Victory New”), whereby Victory New agreed to sell to the Company and the Company agreed to acquire (the “Acquisition”) Victory New’s 30% minority interest in Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (“Daqiuzhuang Metal”), a subsidiary of the Company. Pursuant to the Purchase Agreement, as consideration for the Acquisition, the Company agreed to issue Victory New an aggregate of 3,092,899 shares of the Company’s Series A Preferred Stock at a price of $2.00 per share, which have a voting power of 30% of the combined voting power of the Company’s common and preferred stocks for the entire life of the Company. The purchase price was based on the book value of $6,185,797 instead of the appraised value of $9,304,796. As a result of the Acquisition, the Company will increase its equity interest in Daqiuzhuang Metal from approximately 70% to 100% and Daqiuzhuang Metal will become a wholly owned subsidiary of the Company. Daqiuzhaung Metal is currently the only revenue generating subsidiary of the Company.

A Schedule 14C relating to the amendment to the Company’s existing articles of incorporation to authorize the issuance of Series A Preferred Stock will be filed with the Securities and Exchange Commission and mailed to all stockholders of the Company as soon as practicable.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     (d)    Exhibits.

The following exhibits are filed as part of this report:

10.1  Form of Purchase Agreement, dated May 18, 2007, by and among General Steel Holdings, Inc. and Victory New Holdings Limited.

99.1  Appraisal Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2007	GENERAL STEEL HOLDINGS, INC. (Registrant)

By: /s/ John Chen
Name: John Chen Title: Chief Financial Officer